  July 22, 2021   Jonathan Bush 10417 Maplebrook Way Hghlnds Ranch, Colorado 80126-5768   Dear Jonathan, It gives me great pleasure to offer you a position with ModivCare. In addition to confirming our offer, this letter will detail the terms and conditions of your employment and outline the current major features of ModivCare's compensation and benefit plans and practices. All offers of employment are contingent upon the completion of any required pre-employment screening and your ability to establish your identity and authorization to work in the United States.   Assumption of Duties: Your tentative start date will be on July 21, 2021 (such date, the “Start Date”). In your role you will report to Daniel Greenleaf, and will have responsibilities commensurate with your SVP, General Counsel and Secretary. You will be based in 6900 Layton Ave, Suite 1200, Denver, Colorado 80237 with the requirement to travel per business need.   Base Salary: Your initial base salary will be USD $330,000.00 payable in bi-weekly installments, less applicable taxes and deductions.   In your new role, you will be eligible for the Executive Leadership Team Severance Program.   Short-Term Cash Incentive Bonus You are eligible to participate in a short-term incentive bonus program in the calendar year 2021. Your target bonus for 2021 will be 50% of your base salary. Your short-term cash incentive bonus will be payable, less applicable taxes and deductions, at such time as cash incentive bonuses are paid to executives generally (typically payable 1st quarter following the performance year), and, unless otherwise specified, no later than March 15 of the year following the year to which the bonus relates. The performance targets for the short-term cash incentive bonus are set by the Compensation Committee of ModivCare in its discretion, and will be based on individual and organizational performance. The actual amount of any short-term cash incentive bonus will be determined in the discretion of the Compensation Committee based on its assessment of the actual performance against the goals and conditions established for the year and, based on that assessment, no bonus may be paid at all. Long-Term Equity Incentive Program Beginning in the calendar year 2021, you will be eligible to receive equity grants under the company’s long-term equity incentive program, with the actual amount, form and terms and conditions of any such awards determined by the Compensation Committee in its sole discretion, and at a grant date by the Compensation Committee. For calendar year 2021, you will be eligible to receive an equity award with a target grant date value equal to 50% of your base salary, comprised of 50% restricted stock units (RSUs) and 50% options. Employee Benefits and Perquisites You will be eligible to participate in such employee benefit plans, arrangements and programs maintained by ModivCare from time to time for the benefit of its employees generally. Please be aware that these programs are subject to change. If they are modified in the future, you will continue to be eligible for such benefits as are provided to other employees of the company. ModivCare's current benefit program covers medical, dental, life, short-term and long-term disability insurance, flexible spending accounts, voluntary vision, voluntary life insurance, 401K, and paid time off. As part of our current benefit package, employees can elect medical and/or dental insurance. Please refer to the attached benefit summary for cost details. Also currently included is a 100% company-paid short- and long-term disability policy and 100% company paid life insurance one times annual salary up to $100,000.00. We also offer the opportunity to participate in voluntary vision, voluntary life insurance and both medical care and dependent care flexible spending accounts. You will be eligible for paid time off in accordance with company polices. Please refer to the attached vacation policy for VP and above. Additionally, all employees receive six company holidays throughout the calendar year. I have included a current Employee Benefits Summary, which provides you with an overview of the comprehensive package of health and welfare benefits that ModivCare offers employees. “At will” Employment and Termination of Employment Your employment with ModivCare will be an employment “at will” and this arrangement may be altered only in writing by the CEO or General Counsel of ModivCare. This means that employees have the right to terminate their employment at any time and for any reason. Likewise, ModivCare reserves the right to discontinue your employment with or without cause at any time and for any reason. In the event that your employment with ModivCare is terminated (i) by ModivCare for any reason other than Cause (as defined below) and not due to your death or Disability or (ii) by you for Good Reason (as defined below), then ModivCare will pay to you your Accrued Compensation (as defined below), payable within 30 days after your termination (with the payment date during such 30 day period to be determined by ModivCare in its sole discretion). In the event that your employment is terminated by ModivCare for Cause, by you without Good Reason or as a result of your death or Disability, you will not be entitled to the severance compensation described above, but instead will only be entitled to payment of the Accrued Compensation through the date your employment terminates, payable within 30 days after your termination (with the payment date during such 30-day period to be determined by ModivCare in its sole discretion). Notwithstanding anything in this letter to the contrary, other than the payment of the Accrued Compensation through the date of termination of your employment, you shall not be entitled to any severance payments or benefits described in clauses (1) through (3) above (i) unless and until you execute and deliver to ModivCare, within twenty-one (21) days of the date of termination of your employment, a unilateral general release of all known and unknown claims against ModivCare and its officers, directors, employees, agents and affiliates in a form acceptable to ModivCare, and such release becomes fully effective and irrevocable under applicable law, and (ii) unless you are, and continue to be, in compliance with the Restrictive Covenants Agreement described below and ttached hereto and made part of this offer. In addition, promptly following any termination of your employment (other than by reason of your death), you will deliver to ModivCare reasonably satisfactory written evidence of your resignation from all positions that you may then hold as an employee, officer or director of ModivCare or any affiliate. For purposes of this letter: “Accrued Compensation” means, as of any date, the amount of any unpaid base salary earned by you through the date of the termination of your employment, and, other than in the case of a termination for Cause or resignation without Good Reason, any short-term cash incentive bonus earned by you, but not yet paid, for the most recently completed fiscal year prior to the termination of your employment. “Cause” shall mean (a) an intentional act of fraud, embezzlement, theft or any other material violation of law by you in the course of your employment; (b) the willful and continued failure to substantially perform your duties for the company (other than as a result of incapacity due to physical or mental illness); (c) conviction of a crime involving moral turpitude; or (d) any material violation of ModivCare’s material written policies. “Disability” shall mean you are unable, by reason of mental or physical disability, incapacity or illness, to perform substantially all of your duties and obligations hereunder, which condition lasts for a continuous period in excess of three (3) months, or an aggregate period in excess of four (4) months in any one (1) calendar year. Professional Requirements You will continue to be subject to (and hereby acknowledge) our Corporate Ethics program and will be required to maintain a standard of legal and ethical conduct consistent with such program. Other terms and guidelines for your employment are set forth in our employee handbook, which you will have access to through our employee portal. You also represent and warrant that you continue to be legally available to work for ModivCare, that you have the full legal right and authority to negotiate and accept this revised offer letter of employment and to render the services as required under this revised offer letter, and that by negotiating, accepting and signing such revised offer letter and rendering such services, you will not have breached or violated and will not breach or otherwise violate any contract or legal obligation that you may owe to any third party. You further represent and warrant that you have not and will not breach or violate any contract or legal obligation owed to any third party, e.g., a fiduciary obligation owed to any prior employer. If for any reason whatsoever, any of the foregoing representations or warranties are untrue or inaccurate, or become untrue or inaccurate after the date hereof, in any respect, then ModivCare shall have the right to terminate your employment for Cause. Restrictive Covenants Agreement ModivCare intends to honor your ongoing confidentiality obligations and you agree to abide by ModivCare’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Concurrent with this offer letter, you will be required to sign ModivCare’s Restricted Covenants Agreement (“RCA”), a copy of which is provided herewith. At the termination of your employment, you will be reminded of your continuing duties under the RCA. Please read the RCA carefully. Severability In the event that any provision or portion of this letter shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent not prohibited by law. You and the firm hereby agree that the court or arbitrator making any such determination shall modify and reform any parts of this letter determined to be invalid or unenforceable, to the extent necessary (and not further than necessary), so as to render them valid and enforceable, or if the court or arbitrator cannot so reform such provision, then such part shall be deemed to have been stricken from this letter with the same force and effect as if such part or parts had never been included. Section 409A Compliance Notwithstanding any inconsistent provision herein, to the extent ModivCare determines in good faith that (a) one or more of the payments or benefits received or to be received by you pursuant hereunder in connection with your termination of employment would constitute deferred compensation subject to the rules of Internal Revenue Code Section 409A (“Section 409A”) and not exempt from Section 409A, and (b) that you are a “specified employee” under Section 409A, then only to the extent required to avoid your incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earlier of your death or the date which is six (6) months after your “separation from service” within the meaning of Section 409A. For purposes of Section 409A of the Code, each right to receive payment hereunder shall be treated as a right to receive a series of separate payments and, accordingly, any installment payment shall at all times be considered a separate and distinct payment. Anything herein to the contrary notwithstanding, the terms of this letter shall be interpreted and applied in a manner consistent with the requirements of Section 409A the regulations promulgated thereunder so as not to subject you to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and ModivCare shall have no right to accelerate or make any payment hereunder except to the extent such action would not subject you to the payment of any tax penalty or interest under Section 409A. If, under the terms of this Agreement, it is possible for a payment that is subject to Section 409A to be made in two separate taxable years, payment shall be made in the later taxable year. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to you, any reimbursement payment due to you shall be paid to you on or before the last calendar day of your taxable year following the taxable year in which the related expense was incurred; provided, that, you have provided ModivCare written documentation of such expenses in a timely fashion and such expenses otherwise satisfy ModivCare’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year. Withholding All amounts payable to you hereunder will be subject to customary tax and other withholdings. Entire Agreement This offer letter and the Restrictive Covenants Agreement constitutes the entire agreement between you and ModivCare pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. Acceptance Upon your acceptance of this offer of continued employment, please acknowledge your agreement with the terms set forth in this letter by signing in the designated space below. A copy of this letter agreement is enclosed for your records. I look forward to your success with ModivCare. If you have any questions, please don’t hesitate to call me.

Sincerely, Daniel Greenleaf ModivCare Enclosures: Benefits Booklet & Vacation Policy Cc: File ELECTRONIC SIGNATURE : Jonathan Bush Status : Accepted Date : 2021-07-26 17:25